Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 3 to the Registration Statements on Form S-3 (No. 333-146450) of Nutrition 21, Inc. of our report dated September 25, 2007, with respect to our audits of the consolidated financial statements and financial statement schedule of Nutrition 21, Inc. and management’s assessment of, and the effectiveness of Nutrition 21, Inc.’s internal control over financial reporting included in, Nutrition 21, Inc.’s Annual Report on Form 10-K/A for the year ended June 30, 2007. We also consent to the reference to our Firm under the caption “Experts” in the Registration Statement.

/s/ J.H. Cohn LLP

Roseland, New Jersey
November 26, 2007